                             SUB-ADVISORY CONTRACT

                            WELLS FARGO BANK, N.A.
                         525 Market Street, 12th Floor
                           San Francisco, CA  94163

                                August 1, 1998

Wells Capital Management Incorporated
525 Market Street, 10th Floor
San Francisco, California 94163

Ladies and Gentlemen:

     This will confirm the agreement by and among Wells Fargo Bank, N.A. (the "Adviser"), Stagecoach Funds, Inc. (the "Company"), on behalf of each Fund listed on attached Appendix I, (each, a "Fund" and collectively, the "Funds") and Wells Capital Management Incorporated (the "Sub-Adviser") as follows:

     1. The Company is a registered open-end management investment company currently consisting of a number of investment portfolios, but which may from time to time consist of a greater or lesser number of investment portfolios. The Company engages in the business of investing and reinvesting the assets of the Funds in the manner and in accordance with the investment objective and restrictions specified in the Company's Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Company under the Investment Company Act of 1940 (the "Act") and the Securities Act of 1933. Copies of the Registration Statement have been furnished to the Adviser. Any amendments to the Registration Statement shall be furnished to the Adviser promptly.

     2. The Company has engaged the Adviser to manage the investing and reinvesting of the Funds' assets and to provide the advisory services specified elsewhere in the Advisory Contract between the Company and the Adviser, subject to the overall supervision of the Board of Directors of the Company. Pursuant to Administration and Co-Administration Agreements between the Company, on behalf of the Funds, and the administrators (the "Administrators"), the Company has engaged the Administrators to provide the administrative services specified therein.

     3. (a) The Adviser hereby employs the Sub-Adviser to perform for the Funds certain advisory services and the Sub-Adviser hereby accepts such employment. The Adviser shall retain the authority to establish and modify, from time to time, the investment strategies and approaches followed by the Sub-Adviser, subject, in all respects, to the supervision and direction of the Company's Board of Directors and subject to compliance with the investment objective, policies and restrictions set forth in the Registration Statement.

          (b) Subject to the overall supervision and control of the Adviser and the Company, the Sub-Adviser shall be responsible for investing and reinvesting the Funds' assets in a manner consistent with the investment strategies and approaches referenced in subparagraph (a), above. In this regard, the Sub-Adviser, in accordance with the investment objective, policies and restrictions set forth in the Registration Statement, shall be responsible for implementing and monitoring the performance of the Fund and shall furnish to the Adviser periodic reports on the investment activity and performance of the Funds. The Sub-Adviser shall also furnish such additional reports and information as the Adviser and the Company's Board of Directors and officers shall reasonably request.

          (c) The Sub-Adviser shall, at its expense, employ or associate with itself such persons as the Sub-Adviser believes appropriate to assist it in performing its obligations under this contract.

     4. The Adviser shall be responsible for the fees paid to the Sub-Adviser for its services thereunder. The Sub-Adviser agrees that it shall have no claim against the Company or the Fund respecting compensation under this contract. In consideration of the services to be rendered by the Sub-Adviser under this contract, the Adviser shall pay the Sub-Adviser monthly fees at the rates specified on Appendix I hereto. If the fee payable to the Sub-Adviser pursuant to this Paragraph 4 begins to accrue on a day after the first day of any month or if this contract terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of that month to the termination date, shall be prorated according to the proportion that such period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fee, the value of a Fund's net assets shall be computed in the manner specified in the Registration Statement and the Company's Articles of Incorporation for the computation of the value of such Fund's net assets in connection with the determination of the net asset value of Fund shares.

     5. The Sub-Adviser shall give the Company the benefit of the Sub-Adviser's best judgment and efforts in rendering services under this contract. As consideration and as an inducement to the Sub-Adviser's undertaking to render these services, the Company and the Adviser agree that the Sub-Adviser shall not be liable under this contract for any mistake in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this contract shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Adviser, the Company or its shareholders to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser's duties under this contract or by reason of reckless disregard of its obligations and duties thereunder.

     6. This contract shall become effective as of its execution date and shall thereafter continue in effect, provided that this contract shall continue in effect for a period of more than two years from the date hereof only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of a Fund's outstanding voting securities (as defined in the Act) or by the Company's Board of Directors and (b) by the vote, cast in person at a meeting called specifically for the purpose of continuing this Sub-Advisory Contract, of a majority of the

Company's Directors who are not parties to this contract or "interested persons" (as defined in the Act) of any such party. This contract may be terminated, upon 60 days' written notice to the Sub-Adviser, by the Company, without the payment of any penalty, by a vote of a majority of such Fund's outstanding voting securities (as defined in the Act) or by a vote of a majority of the Company's entire Board of Directors. The Sub-Adviser may terminate this contract on 60 days' written notice to the Company. This contract shall terminate automatically in the event of its "assignment" (as defined in the Act).

     7. Except to the extent necessary to perform the Sub-Adviser's obligations under this contract, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or any affiliate of the Sub-Adviser, or any employee of the Sub-Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

     8. The Sub-Adviser and the Company each agree that the word "Stagecoach," which comprise a component of the Company's name, and the words "Wells Fargo," which may in the future comprise a component of the Company's name, are property rights of the parent of the Adviser. The Company agrees and consents that: (i) it will use the words "Stagecoach" or "Wells Fargo" as a component of its corporate name, the name of any class, or both and for no other purpose; (ii) it will not grant to any third party the right to use the words "Stagecoach" or "Wells Fargo" for any purpose; (iii) the Adviser or any corporate affiliate of the Adviser may use or grant to others the right to use the words "Stagecoach" or "Wells Fargo," or any combination or abbreviation thereof, as all or a portion of a corporate or business name or for any commercial purpose, other than a grant of such right to another registered investment company not advised by the Adviser or one of its affiliates; and (iv) in the event that the Adviser or an affiliate thereof is no longer acting as investment adviser to any class, the Company shall, upon request by the Adviser, promptly take such action as may be necessary to change its corporate name to one not containing the words "Stagecoach" or "Wells Fargo" and following such change, shall not use the words "Stagecoach" or "Wells Fargo" or any combination thereof, as a part of its corporate name or for any other commercial purpose, and shall use its best efforts to cause its directors, officers, and shareholders to take any and all actions that the Adviser may request to effect the foregoing and to reconvey to the Adviser any and all rights to such words.

     9. This contract shall be governed by and construed in accordance with the laws of the State of California.

     If the foregoing correctly sets forth the agreement by and among the Company, the Adviser and the Sub-Adviser, please so indicate by signing and returning to the Company the enclosed copy hereof.

                             Very truly yours,

                             WELLS FARGO BANK, N.A.

                             By:___________________________________
                                 Name:  Michael J. Hogan
                                 Title:  Senior Vice President


                             By:____________________________________
                                 Name:  Elizabeth A. Gottfried
                                 Title:  Vice President


AGREED to as of the date set forth above:

WELLS CAPITAL MANAGEMENT INCORPORATED

By:______________________________________
   Name:   Robert W. Bissell
   Title:     President and Chief Investment Officer


By:______________________________________
   Name:   J. Mari Casas
   Title:     Chief Operating Officer


ACCEPTED as of the date set forth above:

STAGECOACH FUNDS, INC.,
on behalf of each Fund listed on attached Appendix I

By:______________________________________
   Richard H. Blank, Jr.
   Chief Operating Officer

                                  APPENDIX I

     Sub-advisory fees are generally subject to a minimum annual fee of $120,000 per Fund; and shall be paid monthly on the first business day of each month, at the annual rates specified below of each Fund's average daily value (as determined on each day that such value is determined for the Fund at the time set forth in the Prospectus for determining net asset value per share) during the preceding month.

    -------------------------------------------------------------------------------------------
    FUNDS                                          FEE (PER FUND)
    -------------------------------------------------------------------------------------------
    EQUITY FUNDS

    Balanced                                       0.25% of the first $200 million in assets
    Diversified Equity Income                      0.20% of the next $200 million in assets
    Equity Value                                   0.15% of all assets over $400 million
    Growth
    International Equity
    Small Cap
    Strategic Growth
    -------------------------------------------------------------------------------------------
    INCOME FUNDS

    Corporate Bond                                 0.15% of the first $400 million in assets
    Short-Term Government-Corporate Income         0.125% of the next $400 million in assets
    Short-Intermediate U.S. Government Income      0.10% of all assets over $800 million
    Strategic Income
    U.S. Government Income
    Variable Rate Government

    TAX-FREE INCOME FUNDS

    Arizona Tax-Free
    California Tax-Free Bond
    California Tax-Free Income
    National Tax-Free
    Oregon Tax-Free
    Short-Term Municipal Income
    -------------------------------------------------------------------------------------------
    MONEY MARKET FUNDS

    Money Market                                   0.05% of the first $960 million in assets
    Money Market Trust                             0.04% of all assets above $960 million
    California Tax-Free Money Market
    California Tax-Free Money Market Trust
    Government Money Market
    National Tax-Free Money Market
    National Tax-Free Money Market Trust
    Overland Express Sweep
    Prime Money Market
    Treasury Money Market
    100% Treasury Money Market Fund
    -------------------------------------------------------------------------------------------

Approved:  April 30, 1998
Approved, as amended:  July 30, 1998

                                      A-1